Exhibit 99.2

P.O. Box 6429 - Greenville, South Carolina - 29606 - (864) 298-9800	NEWS RELEASE

For Immediate Release

Contact:	Sandy McLean Chief Executive Officer (864) 298-9800
World Acceptance Prices $100 Million
3.00% Convertible Senior Subordinated Note Offering
Greenville SC, October 3, 2006 — World Acceptance Corporation (Nasdaq-GS: WRLD) announced today the pricing of $100 million principal amount of its Convertible Senior Subordinated Notes due 2011. The notes are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”). The sale of the notes is expected to close on October 10, 2006, subject to customary closing conditions. The company has granted to the initial purchasers of the notes an overallotment option exercisable within three days to purchase an additional $10 million principal amount of the notes.
The notes will bear regular interest at the annual rate of 3.00%. The notes will pay interest semiannually through maturity and will be convertible, upon the occurrence of specified events, into cash up to their principal amount, and into shares of World Acceptance common stock for the conversion value above the principal amount, if any. The conversion rate initially will be 16.0229 shares of common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $62.41 per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events. Holders of the notes will have the right to require the company to repurchase some or all of their notes upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes plus accrued interest. The notes will mature on October 1, 2011.
The company intends to use a portion of the net proceeds to enter into convertible note hedge and warrant transactions with an affiliate of one of the initial purchasers, which are expected to reduce potential dilution to World Acceptance’s common stock from conversion of the notes and to have the effect to the company of increasing the conversion price of the notes to approximately $73.97 per share. Such affiliate has advised the company that it, or its affiliates, expects to enter into various derivative transactions with respect to the company’s common stock concurrently with or shortly after the pricing of the notes, and may enter into or may unwind various derivatives and/or purchase or sell the company’s common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period related to a conversion of the notes).
The company intends to use the remaining net proceeds of the offering to repurchase up to approximately $48 million of its common stock and to repay a portion of the amount outstanding under its senior secured revolving credit facility. The company plans to use borrowings under its senior secured revolving credit facility for general corporate purposes, including the financing of acquisitions and opening of new offices.
This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The notes and the company’s common stock issuable upon the conversion of the notes have not been registered under the Securities Act or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Forward-looking Statements
This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the company’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. These risks and uncertainties include, but are not limited to: completion of the proposed offering transaction on the terms described above, changes in the timing and amount of revenues that may be recognized by the company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the company’s markets and changes in the economy (particularly in the markets served by the company). Such factors are discussed in greater detail in the company’s filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.
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